Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into effective on this 10th day of November 2022 (the “Effective Date”), by and between World Fuel Services Corporation, a Florida corporation (the “Company”), and Michael J. Kasbar (the “Executive”).

RECITALS. Executive currently is employed by the Company pursuant to an employment agreement dated March 14, 2008, as amended and extended several times by mutual agreement of the Company and the Executive (the “2008 Employment Agreement”). The Company and the Executive now wish to reflect their agreement to the terms and conditions set forth herein, which shall replace in their entirety the terms and conditions set forth in the 2008 Employment Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the 2008 Employment Agreement is hereby replaced in its entirety with the following terms and conditions:

1. Employment. Effective as of the Effective Date, the Company hereby employs Executive pursuant to the terms and conditions of this Agreement for a term (the “Employment Term”), commencing on the Effective Date and ending on December 31, 2025, unless sooner terminated in accordance with Section 4 hereof.  The Employment Term may be extended at the option of the Company for additional one (1) year term(s) (subject to earlier termination as provided in Section 4 hereof) by providing written notice to Executive at least one (1) year prior to the date on which the Employment Term otherwise would expire of its election to extend the Employment Term.   During the Employment Term, Executive shall serve as Chairman and Chief Executive Officer of the Company.  Executive shall faithfully and diligently perform all services as may be assigned to him by the Board consistent with his position, shall report solely to the Board, and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full business time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investments, so long as such activities do not materially interfere with or materially detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement. Executive shall comply with the Company’s Code of Corporate Conduct and Ethics, the Company’s Securities Trading Policy and any other related corporate and personnel policies generally applicable to executives or employees of the Company and its subsidiaries and affiliates (the “Corporate Policies”), copies of which have been provided to Executive.

2. Compensation and Benefits.

2.1. During the Employment Term, the Company shall pay Executive such base salary, incentives and other compensation and amounts as the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) may from time to time in its sole discretion determine. The Compensation Committee has determined that, as of the Effective Date, the Company shall pay Executive an annual base salary equal to One Million Dollars ($1,000,000) (the “Base Salary”).   The term “Base Salary” shall mean the base salary as determined from time to time by the Compensation Committee in its sole discretion. In addition to the Base Salary, Executive shall be eligible to earn, for each fiscal year ending during the Employment Term, an annual bonus (the “Annual Bonus”) in cash with a target of 175 percent of Executive’s Base Salary (the “Target Bonus”) and based on the achievement of annual performance goals established by the Compensation Committee. The actual Annual Bonus payable to Executive for a fiscal year shall be determined in the sole and absolute discretion of the Compensation Committee and may be less than, equal to, or greater than the Target Bonus, which to the extent earned, shall be paid no later than two and a half months after the end of the fiscal year to which the Annual Bonus relates.

2.2.  Reimbursement of Expenses. Executive shall be entitled to reimbursement for reasonable and necessary out-of-pocket expenses incurred in the performance of his duties hereunder, including but not limited to travel and entertainment expenses (such expenses shall be reimbursed by the Company, from time to time, upon presentation of appropriate receipts therefore).

3. Certain Definitions.

3.1. Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” mean all of the following:

(a) all accrued but unpaid Base Salary through the end of the Employment Term;

(b) any accrued but unpaid bonuses for bonus periods ending prior to the Date of Termination, and in the case that the Employment Term ends for any reason other than termination by the Company for Cause or termination by the Executive without Good Reason, a pro rata bonus for the bonus period in which the Date of Termination occurs. For this purpose, the pro-rata bonus shall mean the bonus, if any, that would have been payable by the Company to Executive for the bonus period (and only if and to the extent that the performance criteria for the bonus for such bonus period have been met) if Executive had been employed by the Company throughout the entire bonus period multiplied by a fraction, the numerator of which shall be the number of days from the first day of the bonus period through and including the Date of Termination and the denominator of which shall be the total number of days in the bonus period.

(c) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 2.2 hereof, to the extent incurred during the Employment Term;

(d) any benefits accrued prior to, or otherwise provided after, termination of employment with the Company under the Company’s employee benefit plans, programs or arrangements in which the Executive participates, in accordance with the terms thereof;

(e) any rights or benefits under any stock option, restricted stock, restricted stock unit, stock appreciation right or other equity award that extend beyond the Employment Term, in accordance with the award agreements applicable to those awards, subject to the provisions set forth in Section 5.6 hereof, which shall override any provisions in the award agreements that are inconsistent therewith; and

(f) any rights to indemnification by virtue of the Executive’s position as an officer or director of the Company or its subsidiaries, whether pursuant to the terms of this Agreement, the Company’s By-Laws or otherwise, and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company in accordance with the terms thereof.

3.2. Change of Control. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if:

(a) any person or “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any employee benefit plan or plans of the Company and its subsidiaries, becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; or

(b) any merger, consolidation, reorganization or similar event involving the Company or any of its affiliates, as a result of which either (1) the holders of the voting stock of the Company immediately prior to such merger, consolidation, reorganization or similar event do not directly or indirectly hold at least fifty-one percent (51%) of the aggregate voting power of the capital stock of the surviving entity, or (2) at least a majority of the members of the board of directors (or its equivalent) of the entity resulting from such event are not members of the Incumbent Board (as defined below) at the time of the execution of the initial agreement or of the action of the Board providing for such event; or

(c) the individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Board” generally and as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the Board, or in the case of a merger or consolidation of the Company, do not constitute or cease to constitute at least two-thirds (2/3) of the board of directors of the surviving company (or in a case where the surviving corporation is controlled, directly or indirectly by another corporation or entity, do not constitute or cease to constitute at least two-thirds (2/3) of the board of such controlling corporation or do not have or cease to have at least two-thirds (2/3) of the voting seats on any body comparable to a board of directors of such controlling entity, or if there is no body comparable to a board of directors, at least two-thirds (2/3) voting control of such controlling entity); provided that any person becoming a director (or, in the case of a controlling non-corporate entity, obtaining a position comparable to a director or obtaining a voting interest in such entity) subsequent to the Effective Date hereof whose election, or nomination for election, was approved by a vote of the persons comprising at least two-thirds (2/3) of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest), shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(d) there is a liquidation or dissolution of the Company or all or substantially all of the assets of the Company have been sold; or

(e) if the Company enters into an agreement or series of agreements or the Board passes a resolution which will result in the occurrence of any of the matters described in Subsections (a) through (d), and the Executive’s employ is terminated subsequent to the date of execution of such agreement or series of agreements or the passage of such resolution, but prior to the occurrence of any of the matters described in Subsections (a) through (d), then, upon the occurrence of any of the matters described in Subsections (a) through (d), a Change of Control shall be deemed to have retroactively occurred on the date of the execution of the earliest of such agreements) or the passage of such resolution.

3.3. Cause. For purposes of this Agreement, “Cause” means (i) an act or acts of fraud, misappropriation, embezzlement or material dishonesty on the Executive’s part, which result in or are intended to result in his personal enrichment at the expense of the Company or its subsidiaries or affiliates, (ii) willful misconduct that results in material economic harm to the Company, (iii) conviction of a felony or a crime involving moral turpitude, (iv) Executive’s willful and continued material failure to perform his duties under this Agreement (other than by reason of vacation or as supported by a licensed physician’s statement), (v) Executive’s willful and material breach of any of his obligations under Section 6, 8 or 9 of this Agreement, or (vi) a material breach by the Executive of the Corporate Policies; provided that any failure or breach specified in clauses (ii), (iii), (iv) or (v) of this Section 3.3 shall not serve as the basis for termination of Executive’s employment for Cause unless Executive has received written notice from the Board stating with reasonable specificity the events or actions that constitute Cause and written demand for cure by the Board, and Executive fails to promptly cure such failure or breach. In addition, Cause shall in no event be deemed to exist except upon a decision made by the Board, at a meeting, duly called and noticed, to which the Executive (and the Executive’s counsel) shall be invited upon proper notice.

3.4. Disability. For purposes of this Agreement, “Disability” means disability which after the expiration of more than twelve (12) months after its commencement is determined to be total and permanent by an independent physician mutually agreeable to the parties. Notwithstanding any disability of Executive, he shall continue to receive all compensation and benefits provided under Section 2 until his employment is actually terminated, by a Notice of Termination pursuant to Section 4.2.

3.5. Expiration Date: For purposes of this Agreement, the Expiration Date means the date on which the Employment Term terminates pursuant to Section 1 hereof (other than as a result of a termination pursuant to Section 4 hereof).

3.6. Good Reason. For purposes of this Agreement, “Good Reason” means:

(a) any reduction in Executive’s annual base salary to a level that is less than 85% of Executive’s base salary for the immediately preceding year, or any failure by the Company to pay or provide any material compensation or benefit to which Executive is entitled, other than an insubstantial and inadvertent failure remedied by the Company within five (5) business days after receipt of notice thereof given by the Executive;

(b) following a Change in Control, any failure by the Company and/or its subsidiaries or affiliates to furnish the Executive and/or where applicable, his family, with: (i) total annual cash compensation (including annual bonus), (ii) total aggregate value of perquisites, (iii) total aggregate value of benefits, or (iv) total aggregate value of long term compensation, including but not limited to equity awards, in each case at least equal to or exceeding or otherwise comparable to in the aggregate, the highest level received by the Executive from the Company and/or its subsidiaries or affiliates during the six (6) month period (or the one (1) year period for compensation, perquisites and benefits which are paid less frequently than every six (6) months) immediately preceding the Change of Control, other than an insubstantial and inadvertent failure remedied by the Company within five (5) business days after receipt of notice thereof given by the Executive;

(c) the Company’s and/or its subsidiaries’ or affiliates’ requiring the Executive to be based or to perform services at any site or location outside of Miami-Dade County, Florida, except for travel reasonably required in the performance of the Executive’s responsibilities (which does not materially exceed the level of travel previously required of the Executive);

(d) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 11; or

(e) without the express prior written consent of the Executive (which consent the Executive has the absolute right to withhold), (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including titles and reporting relationships), authority, responsibilities or status, or (ii) any other material adverse change in such position, authority, responsibility or status.

Good Reason shall not be deemed to exist unless the Executive’s termination of employment for Good Reason occurs within six (6) months following the initial existence of one of the foregoing conditions, the Executive provides the Company with Notice of Termination indicating the existence of such condition within ninety (90) days after the initial existence of the condition, and the Company fails to remedy the condition within thirty (30) days after its receipt of such notice. Notwithstanding the foregoing, Executive’s termination of employment upon expiration of the Employment Term pursuant to Section 5.5 shall constitute a termination by Executive for Good Reason. No termination by Executive for Good Reason shall be deemed a voluntary termination by Executive for purposes of any equity award, employee benefit or similar plan of the Company.

3.7. Notice of Termination. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than thirty (30) days after the giving of such notice unless otherwise agreed to by both the Company and Executive).

3.8. Date of Termination. Date of Termination means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be.

4. Termination.

4.1. Events of Termination. The Executive may terminate his employment with the Company for Good Reason at any time and may terminate his employment with the Company without Good Reason upon thirty (30) days written notice to the Company. The Company may terminate Executive’s employment with the Company at any time upon the Executive’s death, Disability, for Cause, or for any other reason. The death or Disability of Executive shall in no event be deemed a termination of employment by Executive.

4.2. Notice of Termination. Any termination of the Executive’s employment by the Executive for Good Reason or otherwise, or by the Company for Cause or otherwise, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(h).

5. Obligations Upon Termination.

5.1. Voluntary Termination by Executive and Termination For Cause. If Executive’s employment with the Company is terminated prior to the Expiration Date (i) voluntarily by Executive, without Good Reason or (ii) by the Company for Cause, the Company shall pay or provide to Executive the Accrued Obligations, at such times as such amounts would have been payable or provided if Executive’s employment had not so terminated, and the Company shall have no further obligation to provide compensation or benefits to Executive under this Agreement.

5.2. Termination for Death or Disability. If Executive’s employment is terminated prior to the Expiration Date by the Company due to the Executive’s death or Disability, the Company shall pay or provide to Executive (or his heirs and/or personal representatives) the Accrued Obligations, at such times as such amounts would have been payable or provided if Executive’s employment had not so terminated, and the Company shall have no further obligation to provide compensation or benefits to Executive (or his heirs and/or personal representatives) under this Agreement.

5.3. Termination by the Company in Default of Agreement; Termination of Employment by the Executive for Good Reason. If, prior to the Expiration Date, (i) the Executive’s employment with the Company is terminated by the Company prior to, or more than two (2) years after, a Change of Control for any reason other than the Executive’s death or Disability, and other than for Cause, or (ii) the Executive terminates employment with the Company for Good Reason prior to, or more than two (2) years after, a Change of Control, then the Company shall pay or provide Executive:

(a) the Accrued Obligations, at such times as such amounts would have been payable or provided if Executive’s employment had not so terminated;

(b) subject to the conditions specified in Section 5.7 hereof, an amount equal to (i) the product of (A) two and (B) the sum of (1) Executive’s Base Salary and (2) the Target Bonus less (ii) the $1.5 million payment payable under Section 5.3(d),payable over the two (2) year period immediately following the Termination Date, payable in the same manner as if such annualized amount were salary, and in accordance with the Company’s standard payroll practices;

(c) subject to the conditions specified in Section 5.7 hereof,

(i) continue coverage for the Executive and his covered dependents under the Company’s health insurance plans, as in effect after the Date of Termination, at the same coverage provided to employees of the Company and their covered dependents until the earlier of (A) the end of the period during which Executive shall be eligible for coverage pursuant to COBRA under the Company health plans, and (B) the date Executive becomes eligible for health insurance benefits on account of employment for services provided to any other person or entity; provided, however, that as a condition of such benefits, the Company may require Executive to elect to continue his health insurance pursuant to COBRA, and

(ii) thereafter reimburse Executive for the cost of obtaining private health insurance coverage that is comparable to the coverage provided to Executive and his covered dependents under the Company’s health insurance plans as in effect on the Date of Termination until the earliest of (i) the date on which Executive attains age 65, or (ii) the earliest date on which neither Executive nor Executive’s surviving spouse, if any, shall be living; provided, however, that (A) in no event shall the aggregate amount that the Company is required to pay for continued coverage pursuant to this Section 5.3(c)(ii) exceed $150,000 in the aggregate; (B) coverage for any dependent other than Executive’s spouse shall not be required after such dependent attains age 21; and (C) coverage shall not be required during any period that Executive is eligible for health insurance benefits on account of employment for services provided to any other person or entity; and

(d) subject to the conditions specified in Section 5.7 hereof, a lump sum payment of $1,500,000, payable within 5 business days following the last day of the Restricted Period, as defined in Section 6(a) hereof.

The payments and benefits paid and provided pursuant to this Section 5.3 (the “Default Payments”) shall be in lieu of all other compensation and benefits payable to Executive under this Agreement, and as liquidated damages and in full settlement of any and all claims by Executive against the Company as a result of the Company’s breach of this Agreement. Such Default Payments: (i) are not contingent on the occurrence of any change in the ownership or effective control of the Company; (ii) are not intended as a penalty; and (iii) are intended to compensate Executive for his damages incurred by reason of the Company’s breach of this Agreement, which damages are difficult to ascertain.

5.4. Termination Following a Change in Control.

(a) In the event that (i) a Change of Control in the Company shall occur during the Employment Term, and (ii) on or before the second anniversary of the Change of Control, either (x) the Employment Term is terminated by the Company without Cause, or (y) the Executive terminates the Employment Term  for Good Reason (including due to the expiration of the Employment Term because the Company has refused to extend the Employment Term without Cause), the Company shall pay or provide Executive:

(1) the Accrued Obligations, at such times as such amounts would have been payable or provided if Executive’s employment had not so terminated;

(2) subject to the conditions specified in Section 5.7 hereof, an amount equal to (i) the product of (A) three and (B) the sum of (1) Executive’s Base Salary and (2) the Target Bonus less (ii) the $2.5 million payment payable under Section 5.4(a)(4), payable over the two (2) year period immediately following the Termination Date, payable in the same manner as if such annualized amount were salary, and in accordance with the Company’s standard payroll practices;

(3) subject to the conditions specified in Section 5.7 hereof,

(i) continue coverage for the Executive and his covered dependents under the Company’s health insurance plans, as in effect after the Date of Termination, at the same coverage provided to employees of the Company and their covered dependents until the earlier of (A) the end of the period during which Executive shall be eligible for coverage pursuant to COBRA under the Company health plans, and (B) the date Executive becomes eligible for health insurance benefits on account of employment for services provided to any other person or entity; provided, however, that as a condition of such benefits, the Company may require Executive to elect to continue his health insurance pursuant to COBRA, and

(ii) thereafter reimburse Executive for the cost of obtaining private health insurance coverage that is comparable to the coverage provided to Executive and his covered dependents under the Company’s health insurance plans as in effect on the Date of Termination until the earliest of (i) the date on which Executive attains age 65, or (ii) the earliest date on which neither Executive nor Executive’s surviving spouse, if any, shall be living; provided, however, that (A) in no event shall the aggregate amount that the Company is required to pay for continued coverage pursuant to this Section 5.4(a)(3)(ii) exceed $150,000 in the aggregate; (B) coverage for any dependent other than Executive’s spouse shall not be required after such dependent attains age 21; and (C) coverage shall not be required during any period that Executive is eligible for health insurance benefits on account of employment for services provided to any other person or entity; and

(4) subject to the conditions specified in Section 5.7 hereof, a lump sum payment of $2,500,000 payable within 5 business days following the last day of the Restricted Period, as defined in Section 6(a) hereof.

(b) The amounts paid and provided pursuant to Section 5.4(a) hereof shall be in lieu of all other compensation and benefits payable to Executive under this Agreement, and in full settlement of any and all claims by Executive for such compensation or benefits.

(c) (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the tax on excess parachute payments imposed on the Executive under Section 4999 of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of Executive pursuant to this Agreement shall be reduced but only if and to the extent that the after-tax present value of the Payments as so reduced would exceed the after-tax present value of the Payments received by Executive before such reduction. For purposes of this Section 5.4(b), present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(ii) All determinations required to be made under this Section 5.4(c) shall be made by Golden Parachute Tax Solutions, LLC or such other nationally recognized accounting firm mutually agreed between the Company and the Executive prior to the Change of Control that is not providing services to the person or entity effectuating the Change of Control (the “Auditor”), which shall provide detailed supporting calculations both to the Company and Executive within twenty (20) business days of the date of termination or such earlier time as is requested by the Company. Any such determination by the Auditor shall be binding upon the Company and Executive. Executive shall determine which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 5.4(c), provided that, if Executive does not make such determination within ten (10) business days of the receipt of the calculations made by the Auditor, the Company shall elect which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 5.4(c) and shall notify Executive promptly of such election. Within five (5) business days thereafter, the Company shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive under this Agreement, after any reductions required under this Section 5.4(c). All fees and expenses of the Auditors incurred in connection with the determinations contemplated by this Section 5.4(c) shall be borne by the Company.

5.5. Termination on Expiration Date. In the event that the Employment Term expires on the Expiration Date, Executive’s termination of employment upon such expiration shall constitute a termination by Executive for Good Reason and the Company shall pay or provide Executive, the cash amounts and benefits payable to Executive under Section 5.3 hereof, at the times and subject to the conditions specified in Section 5.3 hereof, provided that in the event that (i) a Change of Control of the Company shall occur during the Employment Term, and (ii) on or before the second anniversary of the Change of Control, the Employment Term expires because the Company has refused to extend the Term without Cause, Executive’s termination of employment upon such expiration shall constitute a termination by Executive for Good Reason and  the Company shall pay or provide Executive, the cash amounts and benefits payable to Executive under Section 5.4 hereof, at the times and subject to the conditions specified in Section 5.4 hereof.

5.6. Acceleration of Vesting of Equity Awards. In the event that the Employment Term is terminated under circumstances pursuant to which the Company is required to provide payments or benefits to Executive pursuant to Sections 5.3, 5.4 or 5.5 hereof, then the following provisions shall apply with respect to any outstanding equity awards of the Executive subject to the conditions set forth in Section 5.7 hereof:

(a) Subject to the provisions set forth in Section 5.6(c) hereof, upon the occurrence of a Change of Control, all outstanding equity awards that are not vested shall immediately vest provided that if in the event of a Change of Control the successor company assumes any such awards, or substitutes for any such awards other awards with vesting terms no less favorable and economic terms substantially comparable to the Participant as the awards for which they are being substituted, then vesting of those awards that are assumed or substituted for shall not be so accelerated as a result of the Change of Control. If the vesting of any award is not accelerated by reason of the preceding sentence, then in the event of termination of the Participant’s employment with any successor company prior to the second anniversary of the date on which the Change of Control occurs under circumstances requiring the successor company to provide payments or benefits to Executive pursuant to Section 5.4, then any portion of each such award that was not vested on the Termination Date shall continue to vest over the Restricted Period (with satisfaction of the Executive’s obligations under Sections 6, 8 and 9 hereof being treated as continued service for that purpose), and the portion, if any, that is not vested on the last day of the Restricted Period shall vest on the last day of the Restricted Period.

(b) In the event that the Employment Term is terminated under circumstances pursuant to which the Company is required to provide payments or benefits to Executive pursuant to Sections 5.3 or 5.5 hereof, any portion of any outstanding equity award that is not vested on the Date of Termination shall continue to vest over the Restricted Period (with satisfaction of the Executive’s obligations under Sections 6, 8 and 9 hereof being treated as continued service for that purpose), and the portion, if any, that is not vested on the last day of the Restricted Period shall vest on the last day of the Restricted Period subject to the provisions set forth in Section 5.6(c) hereof.

(c) If any outstanding equity awards for which accelerated vesting is provided in Section 5.6(a) or (b) hereof were granted pursuant to multi-year performance conditions, then the provisions of Sections 5.6(a) or (b), as the case may be, shall apply with respect to those awards that may be earned for performance periods (i) ending after the earlier of (1) the Date of Termination or (2) if the accelerated vesting is pursuant to Section 5.6(a), hereof, the date of the Change of Control; or (ii) for which the performance conditions were met and which ended on or before such earlier date.

(d) Any outstanding stock options or stock appreciation rights for which accelerated vesting is provided in Sections 5.6(a) or (b) hereof shall remain exercisable for the 90 day period immediately following the last day of the Restricted Period or for any shorter period constituting the remaining term of such option or right.

In the event that the Employment Term is terminated by reason of Executive’s death or Disability, then all of Executive’s outstanding equity awards shall become immediately vested on the Date of Termination.

5.7 Conditions for Certain Payments. The amounts payable or to be provided by the Company (other than the Accrued Obligations), pursuant to Section 5.3, 5.4 or 5.5 hereof, shall not be payable, provided, or vest, as applicable, if: (i) Executive fails to comply in any material respect with any provision of Sections 6, 8, or 9 of this Agreement, other than an insubstantial and an inadvertent failure not occurring in bad faith and which is remedied by Executive within five (5) days after receipt of notice thereof given by the Company; or (ii) if requested by the Company to do so, Executive fails to provide up to ten hours per calendar month of consulting services (including any travel time) to the Company as reasonably requested by the Company, at such times and places as shall be mutually agreeable to the Company and Executive, and subject to the Company reimbursing Executive for his reasonable expenses in providing such consulting services.

6. Covenant Against Unfair Competition.

(a) Executive agrees that while he is employed by the Company, and, except as otherwise provided in Section 6(f) hereof, for a period of two (2) years following any termination of his employment, for any reason (such period being referred to as the “Restricted Period”), he will not, for his own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation or other legal entity, as principal, agent or otherwise:

(i) own, control, manage, be employed by, consult with, or otherwise participate in (other than through the Company) any of the following businesses (the “Businesses”) within the Trade Area (as hereinafter defined): (1) the storage, handling, delivery, marketing, sale, distribution or brokerage of aviation, marine or land fuel or lubricants, aviation flight services, or marine fuel services, or (2) any other service or activity which is competitive with the services or activities which are performed by the Company or its subsidiaries or affiliates;

(ii) solicit, call upon, or attempt to solicit, the patronage of any individual, partnership, corporation or other legal entity to whom the Company or its subsidiaries or affiliates sold products or provided services, or from whom the Company or its subsidiaries or affiliates purchased products or services, at any time in the 12 months prior to termination, for the purpose of obtaining the patronage in any of the Businesses of any such individual, partnership, corporation or other legal entity;

(iii) solicit or induce, or in any manner attempt to solicit or induce, any person employed by the Company or its subsidiaries or affiliates to leave such employment, whether or not such employment is pursuant to a written contract and whether or not such employment is at will; or

(iv) use, directly or indirectly, on behalf of himself or any other person or business entity, any trade secrets or confidential information concerning the business activities of the Company or any of the Company’s subsidiaries or affiliates. Trade secrets and confidential information shall include, but not be limited to, lists of names and addresses of customers and suppliers, sources of leads and methods of obtaining new business, methods of marketing and selling products and performing services, and methods of pricing.

(b) As used herein, the term “Trade Area” shall mean the United States of America and any other foreign countries or regions, which are or were serviced by the Company or its subsidiaries or affiliates at any time  in the prior 12 months.

(c) Executive recognizes the importance of the covenants contained in this Section 6 and acknowledges that, based on his past experience and training as an executive of the Company, the projected expansion of the Company’s business, and the nature of his services to be provided under this Agreement, the restrictions imposed herein are: (i) reasonable as to scope, time and area; (ii) necessary for the protection of the Company’s legitimate business interests, including without limitation, the Company’s trade secrets, goodwill, and its relationship with customers and suppliers; and (iii) not unduly restrictive of Executive’s rights as an individual. Executive acknowledges and agrees that the covenants contained in this Section 6 are essential elements of this Agreement and that but for these covenants, the Company would not have agreed to enter into this Agreement.

(d) If Executive commits a breach or threatens to commit a breach of any of the provisions of this Section 6, the Company shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Section 6 specifically enforced by any court having equity jurisdiction, through injunctive or other relief, it being acknowledged that any such breach or threatened breach will cause irreparable injury to the Company, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to the Company.

(e) If any covenant contained in this Section 6, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable.

(f) (i) In the event that (1) a Change in Control in the Company (other than a Permitted Change of Control, as defined below) shall occur during the Employment Term, and (2) on or before the second anniversary of the Change of Control, either (x) the Employment Term is terminated by the Company without Cause, or (y) the Executive terminates the Employment Term for Good Reason, the Executive shall be released from his obligations under this Section 6 of the Employment Agreement. For purposes of this Section 6(f)(i) only, termination of employment by the Executive for any reason during the 30 day period that begins on the first anniversary of the date on which the Change of Control (other than a Permitted Change of Control) occurs shall be deemed to be a termination by the Executive for Good Reason.

(ii) For purposes of this agreement, a “Permitted Change of Control” is a Change of Control transaction which has been approved by the Board of Directors of the Company before the occurrence of the events giving rise to the Change of Control.

(g) The provisions of this Section 6 shall survive the expiration and termination of this Agreement, and the termination of Executive’s employment hereunder, for any reason.

7. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries or affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any employment, stock option or other agreements with the Company or any of its subsidiaries or affiliates. In the event there are any amounts which represent vested benefits or which the Executive is otherwise entitled to receive under any other plan or program of the Company or any of its subsidiaries or affiliates at or subsequent to the Date of Termination, the Company shall pay or cause the relevant plan or program to pay such amounts, to the extent not already paid, in accordance with the provisions of such plan or program.

8. Non-Disparagement. The Executive agrees not to make any disparaging or negative comments to any person regarding (a) the Company or any of its affiliates, (b) any of the owners, directors, officers, shareholder, members, employees, attorneys or agents of the Company or any of its affiliates, (c) the working conditions at the Company, or (d) the circumstances surrounding the Executive’s separation from the Company. The Company agrees that it will not make, and will use commercially reasonable efforts to prevent its directors, officers or employees from making, any disparaging or negative comment to any person regarding any aspect of the Executive’s employment with or separation from the Company.

9. Cooperation. Following the Employment Term, Executive shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, in any manner relating to his position with the Company, or his expertise or experience as the Company may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company. To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this provision upon his presentation of documentation for such expenses and (ii) Executive shall be reasonably compensated for any continued material services as required under this provision.

10. Full Settlement. Except as specifically provided otherwise in this Agreement, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others. The Executive shall not be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Except as expressly provided herein, the payments and benefits required to be paid or provided by the Company pursuant to this Agreement shall not be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise. The Company agrees to pay all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under any provision of this Agreement or any guarantee of performance thereof, in each case plus interest, compounded daily, on the total unpaid amount determined to be payable under this Agreement, such interest to be calculated on the basis of two percent (2%) over the Prime Rate in effect from time to time during the period of such nonpayment, but in no event greater than the highest interest rate permitted by law for such payments. Notwithstanding the foregoing, (i) Executive shall not be entitled to any reimbursement of legal fees or expenses if Executive’s complaint is dismissed with prejudice by the trial court in which it is filed and (ii) the Company shall not be required to pay any interest on the amounts payable by the Company for legal fees and expenses pursuant to this Section 10 if the Company reimburses Executive for such fees and expenses within 5 business days after presented with invoices or other receipts evidencing Executive’s payment of such fees and expenses.

11. Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, executors, heirs and legatees. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform this Agreement in the same and to the same extent as the Company would be required to perform if no such succession had taken place, by a written agreement in form and substance reasonably satisfactory to the Executive, delivered to the Executive within five (5) business days after such succession.

12. Indemnification.

12.1. Subject to limitations imposed by law, the Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, employee or agent of the Company, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also shall pay any and all expenses (including attorney’s fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company and/or any of its officers or directors.

12.2. The Company shall pay any expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Executive in investigating, defending, settling or appealing any action, suit or proceeding described in this Section 12 in advance of the final disposition of such action, suit or proceeding. The Company shall promptly pay the amount of such expenses to the Executive, but in no event later than 10 days following the Executive’s delivery to the Company of a written request for an advance pursuant to this Section 12, together with a reasonable accounting of such expenses.

12.3. The Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 12 if and to the extent that it shall ultimately be found that the Executive is not entitled to be indemnified by the Company for such amounts.

12.4. The Company shall make the advances contemplated by this Section 12 regardless of the Executive’s financial ability to make repayment, and regardless of whether indemnification of the Executive by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section 12 shall be unsecured and interest-free.

12.5. The provisions of this Section 12 shall survive the termination of the Employment Term or expiration of the term of this Agreement.

13. Compliance with Section 409A.

13.1. General. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on the Company).

13.2. Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment shall be made unless and until Executive incurs a “separation from service” within the meaning of Section 409A.

13.3. 6 Month Delay for Specified Employees.

(a) If Executive is a “specified employee”, then no payment or benefit that is payable on account of Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after Executive’s “separation from service” (or, if earlier, the date of Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(b) For purposes of this provision, Executive shall be considered to be a “specified employee” if, at the time of his or her separation from service, Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

13.4. No Acceleration of Payments. Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

13.5. Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

13.6. Taxable Reimbursements and In-Kind Benefits.

(a) Any reimbursements by the Company to Executive of any eligible expenses under this Agreement that are not excludable from Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of Executive following the year in which the expense was incurred.

(b) The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to Executive, during any taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive.

(c) The right to any Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit

14. Miscellaneous.

(a) Modification and Waiver. Any term or condition of this Agreement may be waived at any time by the party hereto that is entitled to the benefit thereof; provided, however, that any such waiver shall be in writing and signed by the waiving party, and no such waiver of any breach or default hereunder is to be implied from the omission of the other party to take any action on account thereof. A waiver on one occasion shall not be deemed to be a waiver of the same or of any other breach on a future occasion. This Agreement may be modified or amended only by a writing signed by all of the parties hereto.

(b) Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida. In any action or proceeding arising out of or relating to this Agreement (an “Action”), each of the parties hereby irrevocably submits to the non-exclusive jurisdiction of any federal or state court sitting in Miami, Florida, and further agrees that any Action may be heard and determined in such federal court or in such state court. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any action in Miami, Florida.

(c) Tax Withholding. The payments and benefits under this Agreement may be compensation and as such may be included in either the Executive’s W-2 earnings statements or 1099 statements. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation, as well as any other deductions consented to in writing by the Executive.

(d) Section Captions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

(e) Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

(f) Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersedes any other employment agreements executed before the date hereof (including, without limitation, the 2008 Employment Agreement). There are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or herein provided for.

(g) Interpretation. No provision of this Agreement is to be interpreted for or against any party because that party or that party’s legal representative drafted such provision. For purposes of this Agreement: “herein”, “hereby”, “hereunder”, “herewith”, “hereafter” and “hereinafter” refer to this Agreement in its entirety, and not to any particular subsection or paragraph. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

(h) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive’s last address appearing in the payroll/personnel records of the Company.

If to the Company:

World Fuel Services Corporation
9800 N.W. 41st Street
Miami, FL 33178

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by addressee.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals the day and year first above written.

WORLD FUEL SERVICES CORPORATION

By:	/s/ Amy Quintana Avalos
Name:	Amy Quintana Avalos
Title:	Senior Vice President, Chief Corporate Counsel & Corporate Secretary

/s/ Michael J. Kasbar
Michael J. Kasbar